Exhibit 99.1

FOR IMMEDIATE RELEASE
For: Authentidate Holding Corp. Berkeley Heights, NJ September 26, 2013

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2013 FOURTH QUARTER AND

FULL–YEAR RESULTS

Full-Year Revenues Increase Approximately 51% Year-over-Year, Operating Loss Narrows, Business Conditions Seen as Improving

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three- and 12-month periods ended June 30, 2013.

Selected highlights for the fiscal year include:

•	Increased revenues and reduced operating losses for the quarter and fiscal year periods. For the year, revenues increased approximately 51% due to growth from both telehealth products and services and hosted software services.

•	Strengthened our balance sheet with the conversion of the company’s outstanding shares of Series C convertible redeemable preferred stock to common stock, the cancellation of $6.5 million of senior secured notes in exchange for shares of Series D convertible preferred stock and warrants, and the completion of an underwritten public offering of the company’s common stock and warrants for net proceeds of approximately $3.93 million.

•	Completed the required test-in phase with the Department of Veterans Affairs (VA) for our Electronic House Call (EHC) and Interactive Voice Response (IVR) telehealth solutions; the VA approved the use of these solutions by VA facilities throughout the country.

•	Completed the integration between the VA’s VistA Electronic Health Records system and the company’s telehealth solutions; the VA approved the use of the interface in its national telehealth program and also approved a number of new Disease Management Protocols (DMPs) for both telehealth solutions, significantly increasing the available patient population for these solutions.

•	Announced several new customers for our Inscrybe® Referral Management and Hospital Discharge solutions and a co-marketing agreement with Fastrack™ Healthcare Systems, a Mediware company, for an interface between the referral management solution and the Fastrack Enterprise practice management system.

•	Introduced a mobile telehealth tablet and a telehealth software application to address the growing need for mobility in the telehealth market, complement current products and services and provide for a broader range of price points and patient segments that can benefit from telehealth.

Following the end of the fiscal year, the company announced that it had started to enroll patients for its sole-source VA telehealth pilot program for Human Immunodeficiency Virus (HIV) patients. We also announced new customers for the telehealth and referral management solutions and the retention of Hayden IR as our new investor relations firm.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “The significant progress we made with our VA telehealth project during fiscal 2013 helped drive a meaningful increase in our revenues for the second half of the year. We continue to work closely with the VA and believe that the extension of our contract for the second of four option years reflects positive progress with this project. We are also encouraged by the growing number of VA locations using our products and services as well as the sole-source award from the VA for a telehealth pilot program for HIV patients. As we previously reported, the VA estimates that it provided care to more than 25,000 patients with HIV in 2011. Although we cannot predict the number of patients that will be enrolled in the program,

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we believe it represents an important opportunity and should help us accelerate our revenue growth in fiscal 2014 and beyond. Our fiscal 2013 accomplishments and a growing base of recurring revenues leave us enthusiastic about the next few quarters as well as the long term opportunities for our business.”

Mr. Benjamin continued, “We continue to focus on growing sales of our telehealth products and services to the VA and commercial customers, increasing the use of our referral management services by our existing customers and expanding our presence in the hospital discharge market. We are pursuing a number of opportunities for our products and services with large healthcare organizations and hospital systems and believe our experience serving the VA, which is the largest integrated healthcare system and telehealth consumer in the country, our innovative products and services and our responsive customer service leave us well positioned for future growth and profitability. We are off to a great start in fiscal 2014 as companies such as ours, that offer leading products and services that cut healthcare costs and improve patient outcomes, are gaining increasing attention. We believe Authentidate has the right products and services for the emerging needs of healthcare organizations as the market develops and confronts ongoing regulatory reforms and industry trends affecting the healthcare industry.”

Fourth Quarter Financial Results

Revenues for the quarter ended June 30, 2013 increased approximately 43% to $1.4 million compared to $1.0 million for the prior year period. These results primarily reflect an increase in revenues from telehealth products and services. Revenues for the fourth quarter increased approximately 2.5% compared to the third quarter of fiscal 2013 reflecting higher revenues from telehealth products and services and the timing of product shipments.

Operating loss for the quarter ended June 30, 2013 was $1.6 million compared to $2.2 million for the prior year period. This decrease reflects the increase in revenues and lower total operating expenses for the period resulting from our expense management measures implemented in January 2013. Net loss for the quarter was $3.4 million, or $0.12 per share, compared to $2.8 million, or $0.13 per share, for the prior year period. The increase in net loss for the quarter is due to the increase in the non-cash amortization of the debt discount on the company’s senior secured notes of approximately $0.2 million and the non-cash loss of approximately $1.1 million on the early extinguishment of certain senior secured notes in exchange for Series D preferred stock and warrants which offset the lower operating loss for the current period.

Full-Year Financial Results

Revenues for the year ended June 30, 2013 increased approximately 51% to $4.8 million compared to $3.2 million for the prior year period. The increase in revenues for the period reflects an increase in revenues from both telehealth products and services and hosted software services.

Operating loss for the year ended June 30, 2013 was $7.4 million compared to $7.7 million for the prior year period. This decrease reflects the increase in revenues for the period which offset the increase in total operating expenses. Net loss for the year was $11.3 million, or $0.45 per share, compared to $8.4 million, or $0.35 per share, for the prior year period. The increase in net loss for the period is due to the increase in the non-cash amortization of the debt discount on the company’s senior secured notes of approximately $2.3 million and the non-cash loss on early extinguishment of notes discussed above which offset the lower operating loss for the current year. The prior year period also reflects a payroll tax credit which lowered expenses for the period.

Balance Sheet

As of June 30, 2013 cash, cash equivalents and marketable securities were $3.7 million and the company had working capital of $4.9 million.

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Mr. Benjamin concluded, “This was a strong end to an important year for Authentidate. We grew revenues 43% for the quarter and 51% for the year and reduced our operating losses for the periods, demonstrating the leverage we have in our business model. We strengthened our balance sheet with the equity transactions we completed in the fourth quarter of fiscal 2013 and we will continue to manage our operating expenses and cash needs as we move through fiscal 2014. We are excited about the opportunities ahead for Authentidate as our products and services gain further market acceptance and we expect our financial results to continue to improve.”

Conference Call Details

Management will host a conference call on Thursday, September 26, 2013, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 407-8293 and the dial in number for international callers is (201) 689-8349.

A dial-in replay of the call will be available through October 3, 2013. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 421155.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Media Contacts:

Peter Seltzberg, Hayden IR,

peter@haydenir.com or (646) 415-8972

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
(in thousands, except per share data)	2013	2012

Assets
Current Assets
Cash and cash equivalents	$3,505	$2,036
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	566	645
Inventory	3,959	4,016
Prepaid expenses and other current assets	688	1,286

Total current assets	9,184	8,449
Property and equipment, net	733	917
Other assets
Software development costs, net	—	171
Licenses, net	2,082	2,196
Other assets	1,194	1,128

Total assets	$13,193	$12,861

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,459	$3,547
Senior secured notes, net of unamortized discount	724	—
Deferred revenue	150	100

Total current liabilities	4,333	3,647
Senior secured notes, net of unamortized discount	—	2,866
Long-term deferred revenue	184	281

Total liabilities	4,517	6,794

Commitments and contingencies
Redeemable preferred stock	—	3,254
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on June 30, 2013	69	—
Common stock, $.001 par value; 100,000 shares authorized, 35,339 and 26,999 issued and outstanding on June 30, 2013 and 2012, respectively	35	27
Additional paid-in capital	197,409	179,890
Accumulated deficit	(188,837)	(177,104)

Total shareholders’ equity	8,676	2,813

Total liabilities, redeemable preferred stock and shareholders’ equity	$13,193	$12,861

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012

Revenues
Hosted software services	$656	$669	$2,706	$2,590
Telehealth products and services	789	343	2,121	598

Total revenues	1,445	1,012	4,827	3,188
Operating expenses
Cost of revenues	933	901	3,454	2,589
Selling, general and administrative	1,676	1,754	6,816	6,359
Product development	251	284	1,085	928
Depreciation and amortization	222	279	843	1,019

Total operating expenses	3,082	3,218	12,198	10,895

Operating loss	(1,637)	(2,206)	(7,371)	(7,707)
Other (expense) income, net	(1,794)	(549)	(3,978)	(645)

Net loss	$(3,431)	$(2,755)	$(11,349)	$(8,352)

Basic and diluted loss per common share	$(0.12)	$(0.13)	$(0.45)	$(0.35)

Comprehensive operations
Net loss	$(3,431)	$(2,755)	$(11,349)	$(8,352)

Comprehensive loss	$(3,431)	$(2,755)	$(11,349)	$(8,352)

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